Exhibit 99.1

FAX NEWS RELEASE
For further information:
The Manitowoc Company, Inc	Carl J. Laurino	Steven C. Khail
P. O. Box 66 • Manitowoc WI 54221-0066	Senior Vice President	Director of Investor Relations
Telephone: 920-684-4410 • Telefax: 920-652-9775	& Chief Financial Officer	& Corporate Communications
Internet: http://www.manitowoc.com	Direct Dial: 920-652-1720	Direct Dial: 920-652-1713
	Email: claurino@manitowoc.com	Email: skhail@manitowoc.com

News for Immediate Release

The Manitowoc Company Announces Fourth Quarter 2005 Events

Company Affirms 2005 Guidance, Announces Initial 2006 Guidance, Completes Sale of DRI, and Announces Ship Contract Claim Reserve

Manitowoc, Wis. — January 10, 2006 — The Manitowoc Company, Inc. (NYSE: MTW) announced today that it completed the asset sale of its Diversified Refrigeration, LLC (DRI) subsidiary to Monogram Refrigeration, LLC, a wholly-owned subsidiary of the General Electric Company (NYSE: GE), on December 30, 2005.  The all-cash sale of DRI resulted in a pre-tax gain of approximately $17 million for Manitowoc.

DRI manufactures the Monogram® brand of residential refrigerators and freezers on a private-label basis for General Electric. DRI became part of The Manitowoc Company in 1995, following Manitowoc’s acquisition of The Shannon Group.

In announcing the finalized sale, Terry D. Growcock, Manitowoc’s chairman and chief executive officer, said: “Although DRI builds a premier line of residential refrigerators and freezers, its products are not compatible with our stated long-term focus on Manitowoc-branded foodservice equipment. We expect that the proceeds from this sale will be reinvested in higher-growth opportunities that expand or complement Manitowoc’s market-leading positions in cold-focused foodservice equipment, which currently includes ice-cube machines, ice/beverage dispensers, and commercial refrigeration equipment.”

The company also announced that it has decided to establish a reserve of approximately $10 million in conjunction with a previously disclosed Marine segment contract claim dispute.  The reserve is being taken against a recovery claim for non-reimbursed costs driven by owner-specified engineering and design changes.  Manitowoc filed a lawsuit against the customer in an attempt to resolve the issue and will continue to vigorously pursue collection of all amounts owed.

Effects of both the DRI sale and the Marine segment contract claim reserve will be reflected in the company’s fourth-quarter 2005 financial results.  Excluding the effect of the DRI sale and the contract claim reserve as well as other special items, the company anticipates that it will report 2005 earnings per share at or above the upper end of its guidance range of $2.25 to $2.35.  The current average of published earnings per share estimates is $2.35.  The company expects that it will report 2005 GAAP earnings per share in the range of $2.10 to $2.20.

The company anticipates 2006 earnings per share will be in a range of $3.45 to $3.75 per share excluding special items and the change in accounting for stock option expense which is estimated to be $0.15, net of tax.  This results in a 2006 GAAP earnings per share of $3.30 - $3.60.

The company will report fourth-quarter and full-year 2005 financial results after the close of trading on February 1 and will host an investor conference call at 10 am ET on February 2.  Both the earnings report and conference call will incorporate management’s business outlook and earnings guidance for the company for 2006.

About The Manitowoc Company, Inc.

The Manitowoc Company, Inc. is one of the world’s largest providers of lifting equipment for the global construction industry, including lattice-boom cranes, tower cranes, mobile telescopic cranes, and boom trucks. As a leading manufacturer of ice-cube machines, ice/beverage dispensers, and commercial refrigeration equipment, the company offers the broadest line of cold-focused equipment in the foodservice industry. In addition, the company is a leading provider of shipbuilding, ship repair, and conversion services for government, military, and commercial customers throughout the U. S. maritime industry.

Forward-looking Statements

In this release, the company refers to various non-GAAP measures.  The company believes that these measures are helpful to investors in assessing the company’s ongoing performance of its underlying businesses before the impact of special items and in making a consistent assessment of the company’s performance against results from prior periods.  Because the non-GAAP measures are prospective and expressed in a range, the company is not able to provide a meaningful reconciliation between the GAAP and non-GAAP measures.

Any statements in this news release that are not historical facts, including statements concerning Manitowoc’s expectation of future contracts and success with customers, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. These factors include, but are not limited to, those relating to:

    - anticipated changes in revenue, margins, and costs,

    - new crane and foodservice product introductions,

    - successful and timely completion of facility expansions,

    - foreign currency fluctuations,

    - increased raw material prices, including steel prices,

    - steel industry conditions,

    - the risks associated with growth,

    - geographic factors and potential economic risk,

    - actions of company competitors,

    - changes in economic or industry conditions generally or in the markets served by our companies,

    - Great Lakes water levels,

    - work stoppages and labor negotiations,

    - government approval and funding of projects,

    - the ability of our customers to receive financing, and

    - the ability to complete and appropriately integrate restructurings, consolidations, acquisitions, divestitures, strategic alliances, and joint ventures.

Information on the potential factors that could affect the company’s actual results of operations is included in its filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2005.

For more information:

Carl J. Laurino

Senior Vice President

& Chief Financial Officer

920-652-1720